EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-205670, Registration Statement No. 333-205671, Registration Statement No. 333-169286, Registration Statement No. 333-158379, Post-Effective Amendment No. 1 to Registration No. 333-133384, Post-Effective Amendment No. 2 to Registration Statement No. 333-70633, Post-Effective Amendment No. 2 to Registration Statement No. 333-70641, and Post-Effective Amendment No. 2 to Registration Statement No. 333-70643 on Form S-8 of our reports dated March 30, 2016, relating to the consolidated financial statements and financial statement schedule of The Buckle, Inc., and the effectiveness of The Buckle Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of The Buckle, Inc. for the year ended January 30, 2016.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Omaha, Nebraska
March 30, 2016